Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT TO SELECTED PRODUCT LICENSE AGREEMENT (AB-201)

This Amendment to Selected Product License Agreement (AB-201) (this “Amendment”), effective as of September 6, 2023, is entered into by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having its principal place of business at 5505 Morehouse Drive, Suite 100, San Diego, CA 92121 and GC CELL CORPORATION, a Korean corporation (“GC Cell” or “GCLC”)with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 16924, Republic of South Korea.

WHEREAS, Artiva and GC Cell are party to that certain Selected Product License Agreement (AB-201) dated September 29, 2020, as amended by the Omnibus Amendment dated February 3, 2022 (the “Agreement”); and

WHEREAS, Artiva and GC Cell find it in their respective interests to amend certain provisions of the Agreement as set forth below.

NOW THEREFORE, for consideration duly given, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1.	Except as expressly amended hereby, the Agreement shall continue to remain in full force and effect in accordance with its terms.

2.	The Agreement is hereby amended as follows:

a. Section 2.6 of the Agreement is hereby amended to add the following sentence:

“Any data generated by GCLC as part of clinical trials of the Product (“GCLC Clinical Data”) is part of the Product Technology licensed to Artiva as part of this Agreement and shall be regularly provided to Artiva.”

b. The following is newly added as Sections 2.8, 2.9, and 2.10 of the Agreement:

2.8 Grant-Back License to GCLC.

(a) License Grant. Subject to the terms and conditions of this Agreement, Artiva hereby grants to GCLC an exclusive, royalty and milestone bearing, (i) right to access and cross-reference data and information from filings made by Artiva with regulatory authorities relating to the Product in the Territory, solely to the extent necessary in connection with regulatory activities with respect to the Product outside the Territory and (ii) license to all Information and Patents Controlled by Artiva that relate specifically to, and is necessary or reasonably useful for the research, development, manufacture and use of, the Product, to research, develop, make, have made, use, offer for sale, sell and import Products in the Field outside the Territory.

(b) Royalties. GCLC shall pay to Artiva a royalty on the GCLC Net Sales of each Product on a country-by-country and Product-by-Product basis during the Product Royalty Term, as calculated by multiplying the appliable portion of GCLC Net Sales of the Product outside the Territory by the corresponding royalty rate, as set forth in the table below (“GCLC Royalties”).

Annual GCLC Net Sales of the Product outside the Territory	Royalty Rate
For that portion of annual aggregate GCLC Net Sales of the Product less than or equal to $[***]	[***]%
For that portion of annual aggregate GCLC Net Sales of the Product greater than $[***]	[***]%

The foregoing royalty shall be payable on a Product-by-Product and country-by-country basis outside the Territory during the period commencing on the First Commercial Sale of such Product in such country outside the Territory and continuing “GCLC Net Sales” shall mean [***].

(c) GCLC Milestones. GCLC shall make the following non-refundable and non-creditable development milestone payments to Artiva within [***] days after the first achievement of each applicable milestone event with respect to a Product by GCLC or its Affiliates or Sublicensees (provided that, activities by Artiva or its Affiliates or Sublicensees shall not be deemed to achieve such milestones) (GCLC Milestones). Each such milestone payment shall be paid only once during the Term, the first time a Product reaches such milestone event and regardless of the number of times such milestone event is reached for a Product and of the number of subsequent Products reaching such milestone event.

No.	Milestone Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]

(d) Payments. If Artiva has not yet initiated clinical trials for the Product in the Territory when payment of GCLC Royalties or GCLC Milestone No. 2 is due, such payment shall be delayed and shall become payable upon such initiation. If GCLC Royalties or GCLC Milestones becomes payable by GCC, such payments shall be made in accordance with Sections 3.2(c), and 3.4 through 3.7 as applied to GCLC, mutatis mutandis.

2.9 Coordination of Development.

(a) Support for Development Outside the Territory. Artiva shall provide GCLC with technical and regulatory support for assisting GCLC’s efforts in developing the Product outside the Territory as follows:

1) Assistance of up to [***] shall be provided by Artiva at no cost to GCLC. Should the actual assistance provided exceed [***], GCLC will reimburse the expenses incurred and documented in excess of [***].

2) Upon request of GCLC, the Parties shall discuss and agree upon reasonable additional support by Artiva to assist in the development of the Product outside the Territory, for which GCLC shall reimburse actual expense incurred (including for airfare, lodging, and transportation), as evidenced by documentary receipts.

3) Artiva will supply AB-201 drug product for GCLC’s Phase 1 trial (up to all available vials currently owned by Artiva) for [***]/vial plus transportation and logistics reimbursed at cost, under a clinical supply agreement.

(b) Stability Program. GCLC shall provide the stability program for the Product to Artiva for [***]. Such payment shall be apportioned and invoiced at quarterly intervals as determined by the notification of each stability study records in each quarter.

(c) Governance and Coordination.

1) Similar to Artiva’s Product development activities outside the Territory shall also be governed by the JDC; provided that GCLC shall be entitled to final decision-making authority with respect to development, regulatory or commercialization matters for the Product outside the Territory; provided that, should Artiva reasonably believe that any such decision would reasonably be expected to have a material adverse effect with respect to its activities in the Territory, Parties shall mutually discuss and agree on such matter. GCLC shall keep Artiva updated as to the Product development plan for outside the Territory through the JDC.

2) The Parties shall negotiate in good faith and enter into a safety data exchange agreement regarding the Product, which shall set forth standard operating procedures, governing the collection, investigation, reporting and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. Each Party conducting a clinical trial for the Product would maintain one or more safety database(s) in their territory. Once Artiva begins running a clinical trial for the Product, unless decided otherwise at the JDC, Artiva shall assume the role of the responsible party for the global safety database for the Product, which shall be operated with reasonable input from GCLC commensurate with the impact of the ongoing trails in each Party’s respective territory.

3) The Parties shall also discuss and agree in good faith on a globally harmonized process and release assays with respect to the Product for manufacturing, clinical protocols, and other aspects that should be coordinated for safety and regulatory purposes. Once Artiva begins running a clinical trial for the Product, the JDC shall resolve any disagreements regarding the globally harmonized process and release assays, ensuring that such resolution does not result in materially adverse effects on GCLC’s activities outside the Territory.

4) The Parties shall provide each other with drafts of all regulatory materials for the Product in a reasonable time prior to submission for review and comment by the other Party. Each Party shall provide the other Party with notice of any meeting or discussion with any regulatory authorities in their respective territories related to the Product, and reasonably incorporate the other Party’s review.

5) Due to the importance of harmonizing translation assays (e.g., persistence) for regulatory purposes, and to take advantage of progress Artiva has already made in developing such assays with CROs, all translational assays conducted for the Product shall be based on, and consistent with, the assays established by Artiva unless GCLC reasonably believes that any such decision would reasonably be expected to have a material adverse effect with respect to its activities outside the Territory. The Parties shall jointly review and agree on such assays on a regular basis through the JDC, and Artiva shall furnish all materials and Information related to such assays to GCLC.

(d) Diligence. Artiva shall decide whether to resume development of Product in the Territory within [***] months of receiving from GCLC a clinical data package from Product clinical trials outside the Territory that meets the criteria agreed upon by the Parties prior to the submission by GCLC of the first IND outside the Territory, which shall, at the minimum, include [***]. Upon decision to resume development in the Territory, Artiva shall use Commercially Reasonable Efforts to file an IND for a sponsor initiated clinical trial acknowledged as Phase 1 or higher in the Territory (if an IND is needed to initiate such trial) within [***] months of such decision. Notwithstanding the foregoing, the foregoing obligations of Artiva may be delayed or suspended to the extent there is (i) any unresolved adverse condition or event relating to the safety or efficacy of the Product, based on feedback from Regulatory Authorities or a data monitoring committee formed to review the safety of the Product or (ii) any other delay caused by conditions that that are outside the reasonable control of Artiva. The Parties agree that, (i) if Artiva is in compliance with this Section 2.9(d), Artiva shall be deemed to be using Commercially Reasonable Efforts to develop the Product in the Territory, but (ii) if Artiva is not in compliance with this Section 2.9(d), Artiva shall be deemed not to have used Commercially Reasonable Efforts to develop the Product in the Territory and thereby recognize AB-201 as a ‘Retained Selected Product’ subject to the Section 5.7(b) of the Option Agreement.

(e) Use of Unpublished Clinical Data. The Parties shall mutually agree as to the timing and nature of disclosure of unpublished clinical data for the Product to any Third Party, except that a Party may disclose such portion of the unpublished clinical data to the extent such disclosure is reasonably necessary in the following situations:

1) to the extent such disclosure is required to clinical sites in accordance with the applicable clinical trial agreements for the Product clinical trials outside the Territory;

2) to the extent such disclosure is required to comply with Applicable Laws or is in connection with Regulatory Materials or communications with Regulatory Authorities outside the Territory;

3) to the extent such disclosure is required to Regulatory Authorities in compliance with a Party’s policies and procedures relating to pharmacovigilance and adverse event reporting for the Product; or

4) to the extent such disclosure is expressly permitted under Section 9.3 of the Option Agreement, provided that the Parties shall mutually agree on any disclosures of clinical data for filing or prosecuting Patents in accordance with Section 4.2.

2.10 Joint Opportunity Exploration.

GCLC may, on behalf of Artiva, initiate and lead business discussions with third parties for research, development, and commercialization with respect to the Product and/or Product Technology in or with respect to the Territory; provided that, GCLC shall, for each third party that it engages on behalf of Artiva, duly notify Artiva, in advance to the extent reasonably possible, of such activities and opportunities to Artiva for its review and consideration (which shall not be unreasonably withheld or delayed) after initial introductory engagements exchanging non-confidential information to explore business opportunities. Upon receipt by Artiva of such proposal for a new business opportunity from GCLC, the Parties will, in good faith, discuss how to best explore such new business opportunities or activities, including, among others, whether such opportunity should be explored solely by GCLC or together with Artiva.

3.

The Parties agree to work in good faith to enter into a research services agreement and appropriate work orders thereunder to cover services provided by Artiva to GCLC. The Parties shall discuss reimbursable and non-reimbursable work items at the JRC or JDC prior to work order issuance.

4.

The Parties agree to execute an amendment to Work Order No. 3 under that certain Master Agreement for Manufacturing Services dated March 16, 2020, as amended on June 16, 2020, between Artiva and GC Cell, to reflect that, from April 1, 2023, to December 12, 2024, the AB-201 designated suite shall not be included as part of the GMP facility that Artiva has exclusive access, and the facility fee will accordingly be reduced to [***] during this time.

5.

This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. The Parties agree that signatures transmitted by electronic means (e.g. facsimile or a scanned version of the executed agreement in PDF format attached to an e-mail) shall bind the Parties. This Amendment is otherwise governed by the terms and conditions of the Agreement, except as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties have had this Amendment executed by its duly authorized representatives.

ARTIVA BIOTHERAPEUTICS, INC.	GC CELL CORPORATION

By: /s/ Fred Aslan	By: /s/ James Park
Printed Name: Fred Aslan	Printed Name: James Park
Title: CEO	Title: CEO